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                                                                   Exhibit 10.17

                          MANAGEMENT SERVICES AGREEMENT

This Agreement is as of January 1, 2004 (the "Effective Date") by and between Flavin Ventures, LLC ("FV"), an Illinois Limited Liability Company and Advanced Life Sciences ("ALS"), an Illinois corporation.

1.     ENGAGEMENT OF SERVICES.

Subject to the terms and conditions of this Agreement, FV hereby engages ALS to provide administrative management services ("Services") to FV and any of its wholly-owned subsidiaries and ALS agrees to such engagement.

2.     COMPENSATION.

As full and complete compensation for the Services of ALS, FV shall compensate ALS on a variable basis for the portion of salary and benefits ("Gross Employment Costs") attributable to any ALS employee(s) who provide Services to FV. Such Gross Employment Costs will be determined on a monthly basis as Services are provided. FV and its related subsidiaries shall also reimburse the Company for rent and related facility costs based upon the actual square footage occupied by each FV and its related subsidiaries. Apart from the compensation for Services set forth above, any expenses or costs incurred by ALS in performing the services under this Agreement shall be borne solely by ALS and shall not be billable to FV.

3.     TERM OF AGREEMENT/TERMINATION

       3.1 Term. This Agreement shall continue in force for twelve months from the Effective Date of this Agreement, set forth above, and shall continue until terminated pursuant to Section 4.2, except that ALS's obligations under Section 6 of this Agreement shall continue after termination of this Agreement.

       3.2 Termination. This Agreement may be terminated by either party by providing seven (7) days prior written notice to the non-terminating party.

4.     INDEPENDENT CONTRACTOR.

ALS enters into this Agreement as, and will continue to be an independent contractor. FV shall not be ALS's employer, partner, agent or principal. ALS will have no authority to bind or speak for FV except as may be specifically given to ALS from time to time. ALS will not be entitled to benefits accorded to FV employees including without limitation, worker's compensation, disability insurance, health insurance, vacation, holiday or sick pay. ALS will be responsible for providing, at ALS's expense and in ALS's name for any disability, worker's compensation or other insurance as well as any licenses and permits usual or necessary for conducting the Services hereunder. ALS shall pay, when and as due, any and all taxes incurred as the result of ALS's compensation hereunder including, without limitation, self-employment, income and estimated taxes. ALS hereby indemnifies FV for any costs or liabilities arising out of ALS's failure to pay any or all taxes applicable to ALS's compensation under this Agreement.

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5.     PROPRIETARY INFORMATION

"Proprietary Information" shall mean all the information which FV or its related subsidiaries provides to ALS as part of the Services rendered under this Agreement, including but not limited to technology, trade secrets, know-how, inventions, improvements, information, documents, materials and other property, whether of a technical, scientific, business, financial or other nature, furnished or disclosed to ALS or obtained by ALS in connection with the Services under this Agreement. By way of illustration only and not limitation: information includes formulas, formulations, sequences, constructs, data, bioassays, costs, suppliers, customers, profits, markets, sources of funds, research projects, plans for future experiments and developments, and failed experiments; documents include notebooks, memoranda, letters, papers, records, reports, data, software programs, search reports, electronic data recorded or retrieved by any means, drawings, sketches, schematics, models and prototypes; materials include samples of nucleic acids, proteins, tissue, cells, viruses, chemicals, and media. Proprietary Information shall not include information which is publicly known through no breach of this agreement by ALS, obtained from a third party who has the legal right to disclose the information to ALS, or known to ALS before entering into this Agreement as evidenced by ALS's written records predating this Agreement.

5.1. ALS shall maintain in confidence and shall not directly or indirectly either during or after the term of this Agreement, use any Proprietary Information for purposes unrelated to this Agreement, or disclose to anyone outside of FV any Proprietary Information without prior written authorization from a corporate officer of FV.

5.2 This Agreement constitutes a limited license to ALS to use Proprietary Information solely for the purpose of performing the Services under this Agreement. Proprietary Information shall not be used by ALS in any research or other work that is or may be subject to employment, consulting, commercial licensing or contracted research obligation to another person or entity, unless written permission is first obtained by ALS from FV. Except for the limited license to use Proprietary Information to perform the services, ALS acknowledges that no license or other rights are granted to ALS under this Agreement with respect to any existing or future, issued or pending patents, trade secrets or know-how of FV or any FV affiliate or licensee.

5.3 Except to the extent necessary to perform the Services under this Agreement, all Proprietary Information shall remain on the FV premises and be available for use and inspection at all times by FV. Upon termination of this Agreement, or at the request of FV prior to termination, ALS shall promptly return all Proprietary Information ALS may have to FV, including all materials, documents, copies, summaries, or extracts, and, if requested by FV, ALS shall execute a certificate warranting that all Proprietary Information has been returned to FV in accordance with this Agreement.

6.     CONFLICTS OF INTEREST

In performing the Services under this Agreement, ALS shall not disclose to FV or make any unauthorized use of trade secrets or other confidential or proprietary information developed or acquired as a result of employment by or performance of services for third parties. ALS represents that ALS's performance of the terms of this Agreement will not breach any duty of confidentiality which ALS might owe to any third party, and that ALS has not entered into any agreement, written or oral, in conflict with this Agreement.

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7.     ENTIRE AGREEMENT

This Agreement sets forth the entire agreement between the parties relating to its subject matter. This Agreement may be amended only by the written consent of both parties. No assignment of this Agreement or any of its provisions shall be binding upon FV unless written consent thereto is obtained from FV.

8.     GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, U.S.A.

9.     INJUNCTIVE RELIEF

ALS acknowledges that failure to comply with the terms of this Agreement may cause irreparable damage. Therefore, ALS agrees that in addition to any other remedies at law or in equity available for breach of this Agreement, FV may seek specific performance or injunctive relief to prevent such damage or further damage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

ADVANCED LIFE SCIENCES, INC.:                FLAVIN VENTURES, LLC

/s/ Suseelan Pookote                         /s/ John L. Flavin
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Suseelan Pookote                             John L. Flavin
EVP of Corporate Development                 Member

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